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                                                                    Exhibit 99.1

                         PLUMAS BANCORP DECLARES SEMI-
                        ANNUAL CASH DIVIDEND AND REPORTS
                             STRONG EARNINGS GROWTH

QUINCY, California, October 22, 2004 -- The board of directors of Plumas Bancorp, (OTC Bulletin Board:PLBC), a bank holding company and the parent of Plumas Bank, at its October 22, 2004 meeting declared a semi-annual cash dividend of 14 cents per share, an annualized increase of 17% over the .24 cents per share cash dividend paid in 2003. The dividend will be payable November 15, 2004 to shareholders of record as of November 1, 2004. This is the eighth consecutive year cash dividends have been paid.
         William E. Elliott, president and chief executive officer of both Plumas Bancorp and Plumas Bank stated, "It has been an excellent year so far and we are pleased to continue our history of providing cash dividends to our shareholders."
         Third quarter 2004 net income grew to $931,000, an increase of 19% over the $782,000 reported in the third quarter of 2003. For the first nine months of 2004, Plumas Bancorp's net income was $2,507,000, up 9% over the $2,298,000 for the comparable 2003 period.
         Basic earnings for the third quarter of 2004 climbed to $.29 per share compared to third quarter 2003 of $.24 per share - an increase of 21%. Basic year to date earnings also rose to $.77 per share, compared to $.71 per share for the first three quarters of 2003. Diluted earnings per share were $.28 for the third quarter of 2004 and $.75 for the first nine months of 2004 compared to 2003 results of $.24 and $.69 per share, respectively.
         Operating revenues (net interest income and non-interest income) for third quarter 2004 were $5.7 million, up from $4.8 million for third quarter 2003, an increase of 19%. Year-to-date operating revenues reached $16.1 million, a 15% increase from the $14 million over the same nine-month period last year.
         Plumas Bancorp's assets were $430 million at September 30, 2004, an increase of $87 million, or 25%, since the end of the third quarter of 2003. During the same period, deposits grew $84 million, or 27%, to $393 million. Both our deposit and asset growth were impacted by the acquisition of $45.5 million in deposits in connection with the purchase of additional banking offices in late 2003. Also during the twelve month period ending September 30, 2004, total loans grew $36 million, or 17%, to $248 million and total shareholder's equity grew 9% to $27.5 million.


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         "Contributing factors to our strong growth in operating revenues this quarter were the growth in the balances of our loan and investment portfolios, and the success of our overdraft privilege program," commented Elliott. "We are pleased with our third quarter financial performance and, barring any unforeseen events, expect the fourth quarter to be strong as well," Elliott stated.

Plumas Bank, a wholly owned subsidiary of Plumas Bancorp, currently operates twelve traditional bank branches and a number of ATM sites in Plumas, Lassen, Sierra, Modoc, Shasta, Nevada and Placer counties serving businesses and families in the Eastern portion of California between Lake Tahoe and the Oregon border. The bank provides consumer, commercial and agricultural banking services, mortgage banking, and various investment and insurance services. Additional information can be obtained at www.plumasbank.com.

This news release includes forward-looking statements about Plumas Bancorp's financial condition, results of operations, plans, objectives and future performance. A number of factors, many of which are beyond the control of Plumas Bancorp could cause actual results to differ materially from those in the forward-looking statements.
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SOURCE:  Plumas Bancorp